Exhibit 107

Calculation of Filing Fee Table

Form S-8

ZOOZ Power Ltd.

Newly Registered Securities

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee
Ordinary Shares, issuable upon exercise of options outstanding under the Plan	910,705	(2)	$6.99	$6,365,827.95	$939.60
Ordinary Shares reserved for issuance pursuant to the Plan	1,113,932	(3)	$2.68	$2,985,337.76	$440.64
Total	2,024,637			$9,351,165.71	$1,380.24

(1)	Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional Ordinary Shares of the Registrant that become issuable under the Plan by reason of any share dividend, share split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares.

(2)	Represents Ordinary Shares issuable upon exercise of outstanding options under the Plan (after applying certain adjustments to the number of shares underlying outstanding options following the issuance of earnout rights issued by the Registrant in connection with the business combination agreement entered into by the Registrant and the parties thereto on July 30, 2023, in accordance with the respective terms of the options).

(3)	Represents 1,113,932 Ordinary Shares reserved for issuance under the Plan. should any award for any reason expire or be canceled prior to its exercise or relinquishment in full, such award may be returned to the then existing pool of awards reserved for issuance under the Plan and may again be granted under the Plan. In addition, any Ordinary Shares which are retained by the Registrant upon exercise of an award in order to satisfy the exercise or purchase price for such award (e.g. as part of implementing a “net exercise”) or any withholding taxes due with respect to such exercise or purchase shall be treated as not issued and shall continue to be available under the Plan.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price (a) for Ordinary Shares issuable upon exercise of options outstanding under the Plan are based upon the weighted-average exercise price of such outstanding options and (b) for Ordinary Shares reserved for issuance pursuant to the Plan are based on the average of the high ($2.79) and low ($2.56) prices of Ordinary Shares on the Nasdaq Capital Market on July 5, 2024.

Proposed sale to take place as soon after the effective date of the Registration Statement as awards under the Plan are exercised and/or vest.